Exhibit 99.1
FEDERAL COURT ORDERS FINAL APPROVAL
OF DERIVATIVE LITIGATION SETTLEMENT
HOUSTON (April 1, 2008) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that the United States District Court for the Southern District of Texas has granted final approval of the settlement, previously reported by the Company, of the shareholder derivative litigation relating to HCC’s historic stock option granting practices. The order also dismisses all claims in the shareholder derivative litigation with prejudice.
“The judge’s approval of this settlement permanently closes one part of HCC’s option issue. We have also previously announced the settlement, pending judicial approval, of the class action litigation arising out of the matter. That matter is proceeding to conclusion. The final matter outstanding is the Securities and Exchange Commission’s determination on the option issue, which we hope will be forthcoming shortly,” HCC Chief Executive Officer Frank J. Bramanti said.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Belgium, Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of nearly $8.1 billion, shareholders’ equity in excess of $2.4 billion and is rated AA (Very Strong) by Standard & Poor’s and AA (Very Strong) by Fitch Ratings. In addition, HCC’s domestic property and casualty insurance companies are rated A+ (Superior) by A.M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	Barney White, HCC Vice President of Investor Relations
Telephone: (713) 744-3719
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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